                                                      Exhibit 17(G)

Letter to Shareholders

April 3, 1995

Dear Shareholder:

U.S. government bond investors faced a difficult year in 1994. First, interest rates rose -- driven by accelerating inflation -- and bond prices dropped. In the fourth quarter bonds rebounded, however, as investors began to believe that economic growth was not out-of-control after all.
In the first two months of 1995, however, sentiment reversed course, rates fell and bond prices recovered some of their losses. In such a turbulent year, we're pleased to announce that the Prudential Government Income Fund produced higher total returns than the average U.S. government bond fund, as reported by Lipper Analytical Services Inc.

                      CUMULATIVE TOTAL RETURNS1
                       As of February 28, 1995
                        One Year      Five Years      Since Inception2
Class A                   0.8%           45.8%              45.0%
Class B                   0.2%           40.3%             108.6%
Class C                   N/A             N/A                2.8%
Lipper
 U.S. Government Avg.    -0.1%           44.6%             126.9%

AVERAGE ANNUAL TOTAL RETURNS1
As of March 31, 1995

                        One Year      Five Years      Since Inception2
Class A                   0.0%           7.1%                6.7%
Class B                  -1.4%           7.0%                7.7%
Class C                   N/A            N/A                 2.3%

An investment in the Fund is neither insured nor guaranteed by the U.S. government. Past performance is no guarantee of future results. Investment return and principal value will fluctuate so an investor's shares, when redeemed, may be worth more or less than their original cost.

1 Source: Prudential Mutual Fund Management, Inc. and Lipper Analytical Services Inc.. The cumulative total returns do not take into account sales charges. The average annual total returns do take into account sales charges. The Fund charges a maximum sales load of 4% for Class A shares. Class B shares are subject to a contingent deferred sales charge of 5%, 4%, 3%, 2%, 1% and 1%, respectively, for six years. Class C shares charge a CDSC of 1% for one year. Class B shares will automatically convert to Class A shares on a quarterly basis, approximately seven years after purchase.

2 Inception dates: Class A 1/22/90, Class B 4/22/85; Class C 8/1/94.

The Fund paid dividends totaling $0.59 for Class A shares, $0.53 for Class B shares and $0.31 forClass C shares, in the year ended February 28, 1995.

Our Objective.

The Prudential Government Income Fund seeks to provide high current return by investing in U.S. Treasury securities and obligations issued or guaranteed by U.S. government agencies or instrumentalities. Of course, there is no assurance the Fund will meet this objective. The Fund may also invest in derivative securities, like put and call options. See the prospectus for more information about the range of securities purchased by the Fund.

Inflationary Fears Subside.

Investors have been looking for higher inflation for more than 12 months, but it appears at this writing that the Federal Reserve has been successful in slowing the economic engine without sending it into a stall. This may be the "soft landing" economists have been looking for; economic growth has slowed to around 4% and inflation remains below 3% with no signs of rising any time soon. The Consumer Price Index (one measure of inflation) has remained in a range throughout the year, and wages (another leading indicator) have stayed flat. We've charted their progress here, and while they appeared to be on the verge of breaking into the danger zone at several points in the past year, both indicators remain in a manageable range. With economic growth slowing, we don't expect wage or price pressures to develop any time soon.

                                   (CHART)

                                   (CHART)

The cost of the Federal Reserve's successful campaign to slow growth and forestall inflation was steep for government bond investors in 1994. The early 1995 rally helped recoup all losses, however, and the average U.S. government bond's total return is up 1.3% for the year, as measured by the Lehman government average. Mortgages were resilient, gaining 2.8% in 12 months. Long-term bonds did not fare as well: Lehman registers a loss of 0.8% for the average long-term U.S. government bond.

Good Moves:
Assuming A Cautious Stance.

We're glad we shortened the average maturity of the portfolio by raising cash throughout most of the year. Cash doesn't fluctuate in price the way bonds do when interest rates are on the move. We earned a little less coupon income with cash at a 6% level, as it was at midyear, but we also built in a nice cushion of stability while the Federal Reserve raised interest rates every month. Late in 1994, we shifted the bulk of that cash back into bonds, believing that the market was poised for a rally. Cash stood at 7.7% of total assets on February 28 and the effective maturity was about 8.7 years.

Our maturities, as measured by duration, stood at 5.5 years when we last wrote (duration measures a bond fund's sensitivity to interest rate changes by calculating the average weighted time it would take the entire portfolio to mature) and it rose to 6.0 years at the close of the reporting period. We anticipate the Fund's duration will continue to fluctuate as we respond to changing market conditions.

Trading Mortgages.

The Fund's mortgage component, at 42% of assets, is also somewhat below it's normal level -- we like to keep about 50% of total net assets in mortgage backed securities to take advantage of their coupons. In a bond market rally, however, mortgages generally don't perform as well as Treasury securities because their repayment schedules are variable.

Fund Update

Starting in February 1995, Class B shareholders may have begun to notice a change in their Fund holdings. That's when Class B shares began to automatically convert to Class A shares, on a quarterly basis, approximately seven years after purchase. As you may know, Class A shares generally carry lower annual distribution expenses than Class B shares. Accordingly, after conversion you will earn higher total returns on your investment than you would have as a Class B shareholder.

Following the May cycle, conversions of eligible
Class B shares and special exchanges of Class B and C shares will take place each calendar quarter
(March, June, September and December) starting in September 1995.

Looking Forward.

In 1995, bond market performance will be heavily impacted by economic reports -- but we believe bonds are the asset class of choice this year. Investors will probably "clip coupons," earning at least that rate and possibly a bit more in price appreciation. Many investors had become too bearish on bonds at the end of 1994, and buyers spurred a healthy early-1995 rally. But once investor sentiment wanes and the rally slows, prices will probably become volatile. We will monitor the markets carefully and attempt to adjust the portfolio to maintain competitive returns.

Thank you for your confidence in us. We are committed to managing the Prudential Government Income Fund for your long-term benefit.


Sincerely,

/s/ Lawrence C. McQuade

Lawrence C. McQuade
President

/s/ Barbara Kenworthy

Barbara Kenworthy
Portfolio Manager

PORTFOLIO                                             Q&A

                                                      (PICTURE)
                                                      Dennis Bushe

Many investors avoided bond funds in the past year, fearing that rising interest rates would erode their returns and add volatility to their investment portfolio. If you are contemplating putting cash into the bond market -- in taxable or tax-exempt securities -- you might want to consider some of the following points. We talked with Prudential Mutual Funds chief fixed income strategist Dennis Bushe about why bonds and bond mutual funds may make sense in today's investment environment.

Q. Why are bonds an attractive buy right now?

A. First, bond prices corrected in 1994, which put interest rates at very attractive levels in 1995. Second, real rates of return (the interest rate minus the inflation rate) are still very high historically. According to Ibbotson Associates, a nationally recognized investment analysis firm, the annual inflation-adjusted return on bonds from 1926 to 1994 was between 2.5% and 3.0%. Today's investors receive over 4.5% in total inflation-adjusted, annualized total return. Of course, these numbers are just for illustration, but they show how much higher interest rates improve bond total returns when inflation is only 2.7%, as measured by the Consumer Price Index. And beating inflation is one primary goal of long-term investing.

Q. Why not buy short-term bonds to reduce price risk?

A. Short-term investing is appropriate for money you believe you will need to use within the next six to eighteen months. But this may not be the case for money you don't plan to touch for a while. When investors can receive virtually the same amount of yield for investing in a two-year note or a 10-year note, it's tempting to buy only the two-year security and avoid the risk of longer term investing. By doing so, however, you may give up the opportunity to lock in attractive intermediate- and long-term interest rates. Why? If rates remain flat, long-term bonds pay higher coupons and produce higher total returns. If rates fall, long-term bonds will produce better price gains, as well. And long-term investors avoid the scramble to reinvest maturing bonds when interest rates are falling. So, unless you believe interest rates will rise rapidly in the coming year, it may be time to lengthen maturities.

PRUDENTIAL GOVERNMENT INCOME FUND                   Portfolio of Investments
                                                           February 28, 1995

Principal
 Amount                                        Value
  (000)              Description              (Note 1)
             LONG-TERM INVESTMENTS--95.2%
             U.S. Government Agency
               Securities--46.9%
             Federal Home Loan Mortgage
               Corp.,
$ 81,913     8.00%, 1/01/22 - 9/01/24...  $   81,401,413
  50,000     8.20%, 1/16/98.............      51,187,500
   7,821     8.50%, 6/01/07 - 4/01/20...       7,888,122
   3,993     11.50%, 10/01/19...........       4,302,276
             Federal National Mortgage
               Assoc.,
             6.50%, 10/01/23 -
  25,525       6/01/24..................      23,370,929
             7.00%, 11/01/23 -
  55,769#      5/01/24..................      52,631,903
  89,285     7.50%, 5/01/07 - 3/01/25...      87,487,955
  20,000     7.93%, 2/14/25.............      19,801,600
  55,000     8.50%, 6/01/17 - 3/01/25...      55,691,196
             Trust 1991 G-37 Class C,
      42       (I/O*)...................         379,303
             Government National Mortgage Assoc.,
             6.50%, 5/15/23 -
  58,718       10/15/24.................      53,084,682
             7.00%, 2/15/09 -
  72,648       11/15/24.................      68,039,509
   3,718     7.25%, 7/15/23.............       3,452,263
  35,152     7.50%, 5/15/02 - 2/15/25...      34,000,816
  48,397     8.00%, 7/15/16 - 3/15/24...      48,485,100
      57     8.50%, 5/15/22 - 2/15/25...          58,328
  96,512     9.00%, 4/15/01 - 1/15/17...     100,712,486
             9.50%, 7/15/16 -
  31,392       12/15/17.................      33,256,201
             Government National Mortgage Assoc. II,
   6,689     9.50%, 5/20/18 - 8/20/21...       6,977,674
             Resolution Funding Corp.,
  50,000     Zero Coupon, 7/15/20.......       6,932,000
                                          --------------
             Total U.S. Government
               Agency
               Securities (cost
               $738,288,900)............     739,141,256
                                          --------------
             U.S. Government Obligations--45.3%
             United States Treasury
               Bonds,
$  1,400     7.625%, 2/15/25............  $    1,427,566
 104,500     11.25%, 2/15/15............     143,834,845
  68,000     12.00%, 8/15/13............      93,542,160
  50,000     12.50%, 8/15/14............      71,765,500
 111,500D    14.00%, 11/15/11...........     168,591,345
             United States Treasury
               Notes,
  50,000D    6.00%, 11/30/97............      48,898,500
  20,000     7.375%, 5/15/96............      20,168,800
  45,000     7.50%, 2/15/05.............      45,900,000
  75,000D    8.25%, 7/15/98.............      77,883,000
             United States Treasury
               Strips,
  37,600     Zero Coupon, 5/15/15.......       6,780,784
  37,600     Zero Coupon, 5/15/16.......       6,235,960
 200,000     Zero Coupon, 5/15/20.......      29,384,000
                                          --------------
             Total U.S. Government
               Obligations
             (cost $716,957,042)........     714,412,460
                                          --------------
             Asset-Backed Securities--2.6%
             Standard Credit Card Master
               Trust I,
             Series 1995 -1A, 8.25%,
               1/07/07
  40,000       (cost $40,312,500).......      41,381,250
                                          --------------
             Adjustable Rate Mortgage
               Pass-Throughs--0.4%
             Ryland Mortgage Securities Corporation,
             Mortgage Participation Securities,
             Series 1993-3, Class A-3,
               7.199%, 9/25/24
   5,948       (cost $6,066,583)........       5,893,742
                                          --------------
             Total long-term investments
             (cost $1,501,625,025)......   1,500,828,708
                                          --------------

                                      -6-     See Notes to Financial Statements.

PRUDENTIAL GOVERNMENT INCOME FUND

Principal
 Amount                                        Value
  (000)              Description              (Note 1)
             SHORT-TERM INVESTMENTS--8.5%
             Time Deposit--5.0%
             Fuji Bank Chicago,
             6.125%, 3/01/95
$ 78,465       (cost $78,465,000).......  $   78,465,000
                                          --------------
             Repurchase AgreementDD--1.6%
             First Boston Corp.,
             6.00%, dated 2/28/95, due
               3/07/95 in the amount of
               $25,644,640
               (cost $25,632,000; the
               value of collateral
               including accrued
               interest is
  25,632       $26,242,803).............      25,632,000
                                          --------------
             U.S. Government Obligation--1.3%
             United States Treasury
               Note,
               11.25%, 5/15/95
  20,000     (cost $20,209,400).........      20,209,400
                                          --------------
             Commercial Paper--0.6%
             Societe General,
             6.00%, 3/01/95
  10,000       (cost $10,000,000).......      10,000,000
                                          --------------
             Total short-term
               investments
             (cost $134,306,400)........     134,306,400
                                          --------------
             Total Investments--103.7%
             (cost $1,635,931,425; Note
               4).......................   1,635,135,108
             Liabilities in excess of
               other
               assets--(3.7%)...........     (58,054,181)
                                          --------------
             Net Assets--100%...........  $1,577,080,927
                                          --------------
                                          --------------

---------------
I/O--Interest Only.
 * REMIC--Real Estate Mortgage Investment Conduit.
 # Mortgage dollar roll, see Note 1.
 D Partial principal amount pledged as collateral for mortgage dollar roll.
DD Repurchase agreements are collateralized by U.S. Treasury obligations.
                                      -7-     See Notes to Financial Statements.

 PRUDENTIAL GOVERNMENT INCOME FUND
 Statement of Assets and Liabilities

Assets
        February 28, 1995

        -----------------
Investments, at value (cost
$1,635,931,425)............................................    $ 1,635,135,108
Receivable for investments
sold........................................................         97,713,112
Interest
receivable....................................................................
     13,915,597
Receivable for Fund shares
sold........................................................            534,129
Deferred expenses and other
assets.....................................................            180,382

        -----------------
  Total
assets.........................................................................
   1,747,478,328

        -----------------
Liabilities
Payable for investments
purchased......................................................
114,269,978
Payable for dollar
roll................................................................
45,859,375
Payable for Fund shares
reacquired.....................................................
6,275,706
Accrued expenses and other
liabilities.................................................          2,049,764
Distribution fee
payable...............................................................
654,264
Dividends
payable......................................................................
       647,828
Management fee
payable.................................................................
  640,486

        -----------------
  Total
liabilities....................................................................
     170,397,401

        -----------------
Net
Assets..........................................................................
 ...    $ 1,577,080,927

        -----------------

        -----------------
Net assets were comprised of:
  Common stock, at
par.................................................................    $
1,835,209
  Paid-in capital in excess of
par.....................................................      1,749,373,598

        -----------------

           1,751,208,807
  Accumulated net realized losses on
investments.......................................       (173,331,563)
  Net unrealized depreciation on
investments...........................................           (796,317)

        -----------------
    Net assets at February 28,
1995....................................................    $ 1,577,080,927

        -----------------

        -----------------
Class A:
  Net asset value and redemption price per share
    ($871,145,036 / 101,406,826 shares of common stock issued and
outstanding).........              $8.59
  Maximum sales charge (4.0% of offering
price)........................................                .36

        -----------------
  Maximum offering price to
public.....................................................              $8.95

        -----------------

        -----------------
Class B:
  Net asset value, offering price and redemption price per share
    ($705,731,938 / 82,090,371 shares of common stock issued and
outstanding)..........              $8.60

        -----------------

        -----------------
Class C:
  Net asset value, offering price and redemption price per share
    ($203,953 / 23,721 shares of common stock issued and
outstanding)..................              $8.60

        -----------------

        -----------------

See Notes to Financial Statements.

 PRUDENTIAL GOVERNMENT INCOME FUND
 Statement of Operations

                                         Year Ended
                                        February 28,
Net Investment Income                       1995
                                       --------------
Income
  Interest (net of swap interest
    expense of $150,865)............   $  143,837,354
  Income from securities
    loaned-net......................           71,213
                                       --------------
                                          143,908,567
                                       --------------
Expenses
  Distribution fee--Class A.........          143,341
  Distribution fee--Class B.........       14,862,736
  Distribution fee--Class C.........              484
  Management fee....................        9,155,193
  Transfer agent's fees and
    expenses........................        2,492,000
  Custodian's fees and expenses.....        1,430,000
  Reports to shareholders...........          700,000
  Franchise taxes...................          545,000
  Registration fees.................           80,000
  Legal fees........................           63,000
  Insurance expense.................           60,000
  Audit fee.........................           58,000
  Directors' fees...................           48,000
  Miscellaneous.....................           47,263
                                       --------------
    Total expenses..................       29,685,017
                                       --------------
Net investment income...............      114,223,550
                                       --------------
Realized and Unrealized
Gain (Loss) on Investments
Net realized gain (loss):
  Investment transactions...........      (95,352,332)
  Interest rate swap transaction....          761,247
  Written option transactions.......          697,656
                                       --------------
                                          (93,893,429)
                                       --------------
Net change in unrealized
  appreciation/depreciation:
  Investments.......................      (40,180,178)
  Interest rate swap................          709,355
                                       --------------
                                          (39,470,823)
                                       --------------
Net loss on investments.............     (133,364,252)
                                       --------------
Net Decrease in Net Assets
Resulting from Operations...........   $  (19,140,702)
                                       --------------
                                       --------------

 PRUDENTIAL GOVERNMENT INCOME FUND
 Statement of Changes in Net Assets

                             Year Ended February 28,
Increase (Decrease)      -------------------------------
in Net Assets                 1995             1994
                         --------------   --------------
Operations
  Net investment
    income.............  $  114,223,550   $  143,951,352
  Net realized gain
    (loss) on
    investment
    transactions.......     (93,893,429)      73,862,182
  Net change in
    unrealized
    appreciation on
    investments........     (39,470,823)    (137,565,425)
                         --------------   --------------
  Net increase
    (decrease) in net
    assets resulting
    from operations....     (19,140,702)      80,248,109
                         --------------   --------------
Dividends and distributions (Note 1)
  Dividends to shareholders from
    net investment income
    Class A............      (7,117,500)      (3,625,302)
    Class B............    (107,101,716)    (140,326,050)
    Class C............          (4,334)              --
                         --------------   --------------
                           (114,223,550)    (143,951,352)
                         --------------   --------------
  Distributions to
    shareholders in
    excess of capital
    gains
    Class A............              --         (132,529)
    Class B............              --       (5,651,138)
                         --------------   --------------
                                     --       (5,783,667)
                         --------------   --------------
Fund share transactions
  (net of share
  conversions) (Note 5)
  Net proceeds from
    shares
    subscribed.........      79,769,541      238,679,715
  Net asset value of
    shares issued to
    shareholders in
    reinvestment of
    dividends and
    distributions......      64,092,911       83,988,251
  Cost of shares
    reacquired.........    (687,645,132)    (740,509,270)
                         --------------   --------------
  Decrease in net
    assets from Fund
    share
    transactions.......    (543,782,680)    (417,841,304)
                         --------------   --------------
Total decrease.........    (677,146,932)    (487,328,214)
Net Assets
Beginning of year......   2,254,227,859    2,741,556,073
                         --------------   --------------
End of year............  $1,577,080,927   $2,254,227,859
                         --------------   --------------
                         --------------   --------------

See Notes to Financial Statements.        See Notes to Financial Statements.

 PRUDENTIAL GOVERNMENT INCOME FUND
 Notes to Financial Statements
   Prudential Government Income Fund, formerly known as Prudential Government Plus Fund, (the ``Fund'') is registered under the Investment Company Act of 1940 as a diversified, open-end management investment company. Investment operations commenced on April 22, 1985.
   The Fund's investment objective is to seek a high current return. The Fund will seek to achieve this objective by investing primarily in U.S. Government and agency securities and writing and purchasing put and call options and net gains from closing purchase and sale transactions.

Note 1. Accounting            The following is a summary
Policies                      of significant accounting poli-
                              cies followed by the Fund in the preparation of
its financial statements.
Security Valuation: The Fund values portfolio securities on the basis of current market quotations provided by dealers or by a pricing service approved by the Board of Directors, which uses information such as quotations from dealers, market transactions in comparable securities, various relationships between securities and calculations on yield to maturity in determining values. Options and financial futures contracts listed on exchanges are valued at their closing price on the applicable exchange. When market quotations are not readily available, a security is valued at fair value as determined in good faith by or under the direction of the Board of Directors.
   Short-term securities which mature in more than 60 days are valued at current market quotations. Short-term securities which mature in 60 days or less are valued at amortized cost.
   In connection with repurchase agreement transactions, the Fund's custodian, or designated subcustodians as the case may be under triparty repurchase agreements, takes possession of the underlying collateral securities, the value of which exceeds the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction exceeds one business day, the value of the collateral is marked-to-market on a daily basis to ensure the adequacy of the collateral. If the seller defaults and the value of the collateral declines or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.
Interest Rate Swap: An interest rate swap is an agreement between two parties in which each party commits to make periodic interest payments to the other based on a notional principal amount for a specified time period, e.g., an exchange of floating rate payments for fixed rate payments. Interest rate swaps were conceived as asset/liability management tools. Interest rate swaps only involve the accrual and exchange of interest payments between the parties and do not involve the exchange or payment of the contracted notional principal amount. The Fund is exposed to credit loss in the event of non-performance by the other party to the interest rate swap. However, the Fund does not anticipate non-performance by any counterparty.
   During the term of a swap, changes in the value of the swap are recognized as unrealized gains or losses by ``marking-to-market'' to reflect the market value of the swap. Interest income is accrued or charged based upon the prevailing terms of the swap. When a swap is terminated, the Fund will record a realized gain or loss equal to the difference, if any, between the proceeds from (or cost of) the closing transaction and the Fund's basis in the contract. There were no interest rate swaps outstanding as of February 28, 1995.
Option Writing: The Fund may either purchase or write options in order to hedge against adverse market movements or fluctuations in value caused by changes in prevailing interest rates with respect to securities which the Fund currently owns or intends to purchase. The Fund's principal reason for writing options is to realize, through receipt of premiums, a greater current return than would be realized on the underlying security alone. When the Fund purchases an option, it pays a premium and an amount equal to that premium is recorded as an investment. When the Fund writes an option, it receives a premium and an amount equal to that premium is recorded as a liability. The investment or liability is adjusted daily to reflect the current market value of the option. If an option expires unexercised, the Fund realizes a gain or loss to the extent of the premium received or paid. If an option is exercised, the premium received or paid is an adjustment to the proceeds from the sale or the cost of the purchase in determining whether the Fund has realized a gain or loss. The difference between the premium and the amount received or paid on effecting a closing purchase or sale transaction is also treated as a realized gain or loss. Gain or loss on purchased options is included in net realized gain (loss) on investment transactions. Gain or loss on written options is presented separately as net realized gain (loss) on written option transactions.
The Fund, as a writer of an option, may have no control over whether the underlying securities may be sold (called) or purchased (put). As a result, the Fund bears the market risk of an unfavorable change in the price of the security underlying the written option. The Fund, as purchaser of an option, bears the risk of the potential inability of the counterparties to meet the terms of their contracts. As of February 28, 1995, the Fund did not have any open written options.
Dollar Rolls: The Fund enters into mortgage dollar rolls in which the Fund sells mortgage securities for delivery in the current month, realizing a gain or loss and simultaneously contracts to repurchase somewhat similar (same type, coupon and maturity) securities on a specified future date. During the roll period, the Fund forgoes principal and interest paid on the securities. The Fund is compensated by the interest earned on the cash proceeds of the initial sale and by the lower repurchase price at the future date. The difference between the sales proceeds and the lower repurchase price is recorded as interest income. The Fund maintains a segregated account, the dollar value of which is at least equal to its obligations, in respect of dollar rolls.
Securities Lending: The Fund may lend its U.S. Government securities to broker-dealers or government securities dealers. The loans are secured by collateral at least equal at all times to the market value of the securities loaned. The Fund may bear the risk of delay in recovery of, or even loss of rights in, the securities loaned should the borrower of the securities fail financially. The Fund receives compensation for lending its securities in the form of fees or it retains a portion of interest on the investment of any cash received as collateral. The Fund also continues to receive interest on the securities loaned and any gain or loss in the market price of the securities loaned that may occur during the term of the loan will be for the account of the Fund. There were no loans outstanding as of February 28, 1995.
Securities Transactions and Investment Income: Securities transactions are recorded on the trade date. Realized gains or losses on sales of securities are calculated on the identified cost basis. Interest income is recorded on the accrual basis. Net investment income (other than distribution fees) and unrealized and realized gains or losses are allocated daily to each class of shares based upon the relative proportion of net assets of each class at the beginning of the day.
Dividends and Distributions: The Fund declares daily and pays monthly dividends from net investment income. The Fund will distribute at least annually any net capital gains in excess of loss carryforwards. Dividends and distributions are recorded on the ex-dividend date.
   Income distributions and capital gain distributions are determined in accordance with income tax regulations which may differ from generally accepted accounting principles.
Federal Income Taxes: It is the Fund's policy to continue to meet the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute all of its taxable net income to its shareholders. Therefore, no federal income tax provision is required.

Note 2. Agreements            The Fund has a management
                              agreement with Prudential Mutual Fund Management,
Inc. (``PMF''). Pursuant to this agreement, PMF has responsibility for all investment advisory services and supervises the subadviser's performance of such services. PMF has entered into a subadvisory agreement with The Prudential Investment Corporation (``PIC''); PIC furnishes investment advisory services in connection with the management of the Fund. PMF pays for the cost of the subadviser's services, the compensation of officers of the Fund, occupancy and certain clerical and bookkeeping costs of the Fund. The Fund bears all other costs and expenses.
   The management fee paid PMF is computed daily and payable monthly, at an annual rate of .50 of 1% of the Fund's average daily net assets up to $3 billion and .35 of 1% of the average daily net assets of the Fund in excess of $3 billion.
   The Fund has distribution agreements with Prudential Mutual Fund Distributors, Inc. (``PMFD''), who acts as the distributor of the Class A shares of the Fund and Prudential Securities Incorporated (``PSI''), who acts as distributor of the Class B and Class C shares of the Fund (collectively the ``Distributors''). The Fund compensates the Distributors for distributing and servicing the Fund's Class A, Class B and Class C shares, pursuant to plans of distribution (the ``Class A, B and C Plans'') regardless of expenses actually incurred by them. The distribution fees are accrued daily and payable monthly.
   On July 19, 1994, shareholders of the Fund approved amendments to the Class A and Class B distribution plans under which the distribution plans became compensation plans, effective August 1, 1994. Prior thereto, the distribution plans were reimbursement plans, under which PMFD and PSI were reimbursed for expenses actually incurred by them up to the amount permitted under the Class A and Class B Plans, respectively. The Fund is not obligated to pay any prior or future excess distribution costs (costs incurred by the Distributors in excess of distribution fees paid by the Fund or contingent deferred sales charges received by the Distributors). The Fund began offering Class C shares on August 1, 1994.
   Pursuant to the Class A Plan, the Fund compensates PMFD for its expenses with respect to Class A shares, at an annual rate of up to .30 of 1% of the average daily net assets of the Class A shares. Such expenses under the Class A Plan were .15 of 1% of the average daily net assets of the Class A shares for the year ended February 28, 1995.
   Pursuant to the Class B Plan, the Fund compensates PSI for its distribution-related expenses with respect to Class B shares at an annual rate of up to 1% of the average daily net assets up to $3 billion, .80 of 1% of the next $1 billion of such net assets and .50 of 1% over $4 billion of the average daily net assets of the Class B shares. Prior to August 1, 1994, such expenses under Class B Plan were charged at an effective rate of .90 of 1% of average daily net assets. Beginning August 1, 1994, the effective rate was reduced to
 .825 of 1% of the average daily net assets of Class B shares.
   Pursuant to the Class C Plan, the Fund compensates PSI for its distribution-related expenses with respect to Class C shares at an annual rate of up to .825 of 1% of the average daily net assets up to $3 billion, .80 of 1% of the next $1 billion of such net assets and .50 of 1% over $4 billion of the average daily net assets of the Class C shares. Such expenses under Class C Plan were charged at an effective rate of .75 of 1% of average daily net assets.
   PMFD has advised the Fund that it has received approximately $196,000 in front-end sales charges resulting from sales of Class A shares during the year ended February 28, 1995. From these fees, PMFD paid such sales charges to dealers which in turn paid commissions to salespersons.
   PSI has advised the Fund that for the year ended February 28, 1995 it received approximately $3,123,000 in contingent deferred sales charges imposed upon redemptions by certain Class B and Class C shareholders.
   PMFD is a wholly-owned subsidiary of PMF; PSI, PMF and PIC are indirect, wholly-owned subsidiaries of The Prudential Insurance Company of America.

Note 3. Other                 Prudential Mutual Fund Ser-
Transactions                  vices, Inc. (``PMFS''), a
With Affiliates               wholly-owned subsidiary of
                              PMF, serves as the Fund's transfer agent. During
the year ended February 28, 1995, the Fund incurred fees of approximately $2,001,000 for the services of PMFS. As of February 28, 1995, approximately $158,000 of such fees were due to PMFS. Transfer agent fees and expenses in the Statement of Operations also include certain out of pocket expenses paid to non-affiliates.

Note 4. Portfolio             Purchases and sales of invest-
Securities                    ment securities, other than
                              short-term investments, for the year ended
February 28, 1995, were $3,607,229,712 and $4,217,994,778, respectively.
   The federal income tax cost basis of the Fund's investments, at February 28, 1995 was the same as for book purposes and, accordingly, net unrealized depreciation for federal income tax purposes was $796,317 (gross unrealized appreciation-$16,594,213; gross unrealized depreciation-
$17,390,530).
   The Fund had a capital loss carryforward as of February 28, 1995 of approximately $140,517,000 of which $34,965,000 expires in 1998, $41,965,000 expires in 1999 and $63,587,000 expires in 2003. Accordingly, no capital gains distribution is expected to be paid to shareholders until net gains have been realized in excess of such amounts.
   Transactions in written options during the year ended February 28, 1995 were as follows:

                                   Number of
                                   Contracts      Premiums
                                     (000)        Received
                                  -----------   ------------
Options written                         2,601   $  2,222,656
Options terminated in closing
  purchase transactions.........       (2,601)    (2,222,656)
                                  -----------   ------------
Options outstanding at February
  28, 1995......................            0   $          0
                                  -----------   ------------
                                  -----------   ------------

   The average monthly balance of dollar rolls outstanding during the year ended February 28, 1995 was approximately $77,787,000. The amount of dollar rolls outstanding at February 28, 1995 was $45,859,375, which was 2.62% of total assets.

Note 5. Capital               The Fund offers Class A,
                              Class B and Class C shares. Class A shares are
sold with a front-end sales charge of up to 4.0%. Class B shares are sold with a contingent deferred sales charge which declines from 5% to zero depending on the period of time the shares are held. Class C shares are sold with a contingent deferred sales charge of 1% during the first year. Commencing in February 1995, Class B shares automatically convert to Class A shares on a quarterly basis approximately seven years after purchase.
   There are 2 billion shares of common stock, $.01 par value per share, divided into three classes, designated Class A, B and Class C common stock, each of which consists of 666,666,666.67 authorized shares.

   Transactions in shares of common stock were as follows:

Class A                          Shares          Amount
                              ------------   ---------------
Year ended February 28,
  1995:
Shares sold.................     1,650,843   $    14,143,438
Shares issued in
  reinvestment of
  dividends.................       517,170         4,416,369
Shares reacquired...........    (3,871,087)      (33,161,047)
                              ------------   ---------------
Net decrease in shares out-
  standing before
  conversion................    (1,703,074)      (14,601,240)
Shares sold upon conversion
  from Class B..............    97,449,952       825,401,064
                              ------------   ---------------
Net increase in shares
  outstanding...............    95,746,878   $   810,799,824
                              ------------   ---------------
                              ------------   ---------------
Year ended February 28,
  1994:
Shares sold.................     2,311,175   $    21,702,798
Shares issued in
  reinvestment of dividends
  and distributions.........       284,558         2,664,856
Shares reacquired...........    (3,453,736)      (32,339,525)
                              ------------   ---------------
Net decrease in shares
  outstanding...............      (858,003)  $    (7,971,871)
                              ------------   ---------------
                              ------------   ---------------
Class B                          Shares          Amount
                              ------------   ---------------
Year ended February 28,
  1995:
Shares sold.................     7,582,662   $    65,420,737
Shares issued in
  reinvestment of
  dividends.................     5,979,498        59,672,362
Shares reacquired...........   (75,332,177)     (654,474,203)
                              ------------   ---------------
Net decrease in shares out-
  standing before
  conversion................   (61,770,017)     (529,381,104)
Shares reacquired upon con-
  version into Class A......   (97,449,952)     (825,401,064)
                              ------------   ---------------
Net decrease in shares
  outstanding...............  (159,219,969)  $(1,354,782,168)
                              ------------   ---------------
                              ------------   ---------------
Year ended February 28,
  1994:
Shares sold.................    23,072,579   $   216,976,917
Shares issued in
  reinvestment of dividends
  and distributions.........     8,684,229        81,323,395
Shares reacquired...........   (75,476,876)     (708,169,745)
                              ------------   ---------------
Net decrease in shares
  outstanding...............   (43,720,068)  $  (409,869,433)
                              ------------   ---------------
                              ------------   ---------------
Class C
August 1, 1994* through
  February 28, 1995:
Shares sold.................        24,418   $       205,366
Shares issued in
  reinvestment of
  dividends.................           498             4,180
Shares reacquired...........        (1,195)           (9,882)
                              ------------   ---------------
Net increase in shares
  outstanding...............        23,721   $       199,664
                              ------------   ---------------
                              ------------   ---------------

---------------
* Commencement of offering of Class C shares.

 PRUDENTIAL GOVERNMENT INCOME FUND
 Financial Highlights

                                            Class A                                            Class B
                        ------------------------------------------------  -------------------------------------------------
                                  Years Ended February 28/29,                        Years Ended February 28/29,
                        ------------------------------------------------  -------------------------------------------------
                          1995      1994      1993      1992      1991       1995         1994         1993         1992
                        --------   -------   -------   -------   -------  ----------   ----------   ----------   ----------
PER SHARE OPERATING PERFORMANCE:
Net asset value,
  beginning of
  period.............   $   9.13   $  9.40   $  9.17   $  9.02   $  9.00   $    9.13   $     9.40   $     9.17   $     9.02
                        --------   -------   -------   -------   -------  ----------   ----------   ----------   ----------
Income from investment
  operations
Net investment
  income.............       0.59      0.61      0.66      0.68      0.69        0.53         0.53         0.58         0.60
Net realized and
  unrealized gain
  (loss) on
  investment
  transactions.......      (0.54)    (0.25)     0.35      0.37      0.26       (0.53)       (0.25)        0.35         0.37
                        --------   -------   -------   -------   -------  ----------   ----------   ----------   ----------
  Total from
    investment
    operations.......       0.05      0.36      1.01      1.05      0.95          --         0.28         0.93         0.97
                        --------   -------   -------   -------   -------  ----------   ----------   ----------   ----------
Less distributions
Dividends from net
  investment
  income.............      (0.59)    (0.61)    (0.66)    (0.68)    (0.69)      (0.53)       (0.53)       (0.58)       (0.60)
Distributions in
  excess of
  accumulated
  gains..............         --     (0.02)       --        --        --          --        (0.02)          --           --
Distributions from
  paid-in capital in
  excess of par......         --        --     (0.12)    (0.22)    (0.24)         --           --        (0.12)       (0.22)
                        --------   -------   -------   -------   -------  ----------   ----------   ----------   ----------
  Total
    distributions....      (0.59)    (0.63)    (0.78)    (0.90)    (0.93)      (0.53)       (0.55)       (0.70)       (0.82)
                        --------   -------   -------   -------   -------  ----------   ----------   ----------   ----------
Net asset value, end
  of period..........   $   8.59   $  9.13   $  9.40   $  9.17   $  9.02   $    8.60   $     9.13   $     9.40   $     9.17
                        --------   -------   -------   -------   -------  ----------   ----------   ----------   ----------
                        --------   -------   -------   -------   -------  ----------   ----------   ----------   ----------
TOTAL RETURN#:.......        .83%     3.90%    11.55%    12.18%    11.21%        .24%        3.03%       10.61%       11.27%
RATIOS/SUPPLEMENTAL DATA:
Net assets, end of
  period (000).......   $871,145   $51,673   $61,297   $33,181   $28,971   $ 705,732   $2,202,555   $2,680,259   $2,724,428
Average net assets
  (000)..............   $ 95,560   $55,921   $46,812   $29,534   $23,428  $1,735,413   $2,487,990   $2,670,924   $2,903,704
Ratios to average net
  assets:##
  Expenses, including
    distribution
    fees.............       0.98%     0.84%     0.84%     0.86%     0.85%       1.66%        1.68%        1.69%        1.71%
  Expenses, excluding
    distribution
    fees.............       0.83%     0.69%     0.69%     0.71%     0.70%       0.80%        0.69%        0.69%        0.71%
  Net investment
    income...........       7.45%     6.48%     7.17%     7.51%     7.76%       6.17%        5.64%        6.32%        6.66%
Portfolio turnover
  rate...............        206%       80%       36%      187%      213%        206%          80%          36%         187%
                                      Class C
                                    ------------
                                     August 1,
                                       1994D
                                      Through
                                    February 28,
                          1991          1995
                       ----------   ------------

PER SHARE OPERATING PERFORMANCE:
Net asset value,
  beginning of
  period.............  $     9.00      $ 8.69
                       ----------      ------
Income from investment
  operations
Net investment
  income.............        0.62        0.31
Net realized and
  unrealized gain
  (loss) on
  investment
  transactions.......        0.26       (0.09)
                       ----------      ------
  Total from
    investment
    operations.......        0.88        0.22
                       ----------      ------
Less distributions
Dividends from net
  investment
  income.............       (0.62)      (0.31)
Distributions in
  excess of
  accumulated
  gains..............          --          --
Distributions from
  paid-in capital in
  excess of par......       (0.24)         --
                       ----------      ------
  Total
    distributions....       (0.86)      (0.31)
                       ----------      ------
Net asset value, end
  of period..........  $     9.02      $ 8.60
                       ----------      ------
                       ----------      ------
TOTAL RETURN#:.......       10.35%       2.75%
RATIOS/SUPPLEMENTAL DATA
Net assets, end of
  period (000).......  $3,127,587      $  204
Average net assets
  (000)..............  $3,432,948      $  111
Ratios to average net
  assets:##
  Expenses, including
    distribution
    fees.............        1.67%       1.63%*
  Expenses, excluding
    distribution
    fees.............        0.70%       0.88%*
  Net investment
    income...........        6.94%       6.69%*
Portfolio turnover
  rate...............         213%        206%

---------------
   D Commencement of offering of Class C shares.
   * Annualized.
   # Total return does not consider the effects of sales loads. Total return is calculated assuming a purchase of shares on the first day and a sale on the last day of each period reported and includes reinvestment of dividends and distributions. Total returns for periods of less than a full year are not annualized.
  ## Because of the events referred to in D and the timing of such, the ratios for the Class C shares are not necessarily comparable to that of Class A or B shares and are not necessarily indicative of future ratios.

See Notes to Financial Statements.

                          INDEPENDENT AUDITORS' REPORT

The Shareholders and Board of Directors
Prudential Government Income Fund Inc.

   We have audited the accompanying statement of assets and liabilities of Prudential Government Income Fund Inc. (formerly Prudential Government Plus Fund Inc.), including the portfolio of investments, as of February 28, 1995, the related statements of operations for the year then ended and of changes in net assets for each of the two years in the period then ended and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.
   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of the securities owned as of February 28, 1995 by correspondence with the custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Prudential Government Income Fund, Inc. as of February 28, 1995, the results of its operations, the changes in its net assets and the financial highlights for the respective stated periods in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
New York, New York
April 13, 1995

                              IMPORTANCE NOTICE FOR
                              CERTAIN SHAREHOLDERS

   We are required by New York, California, Massachusetts and Oregon to inform you that dividends which have been derived from interest on federal obligations are not taxable to shareholders providing the mutual fund meets certain requirements mandated by the respective state's taxing authorities. We are pleased to report that 52% of the dividends paid by Prudential Government Income Fund qualify for such deduction.
   For more detailed information regarding your state and local taxes, you should contact your tax adviser or the state/local taxing authorities.
                                      -15-

                       Prudential Government Income Fund
            Comparison of Change in Value of $10,000 Investment in
                     Prudential Government Income Fund and
                     The Lehman Bros. Government Bond Index

(GRAPH)

(GRAPH)

(GRAPH)


Past performance is no guarantee of future results. Investment return and principal value will fluctuate so an investor's shares, when redeemed, will be worth more or less than their original cost.

These graphs are furnished to you in accordance with SEC regulations.
They compare a $10,000 investment in the Prudential Government Income
Fund (Class A, Class B and Class C) with a similar investment in the Lehman Brothers Government Bond Index (bond index) and the Salomon Bros. Mortgage Backed Security Index (mortgage index) by portraying the initial account values at the commencement of operations of each class, and subsequent account values at the end of each fiscal year (February 28), as measured on a quarterly basis, beginning in 1990 for Class A shares, 1985 for Class B shares and 1994 for Class C shares. For purposes of the graphs, and unless otherwise indicated, in the accompanying tables it has been assumed (a) that the maximum applicable contingent deferred sales charge was deducted from the initial $10,000 investment in Class A shares;
(b) the maximum applicable contingent deferred sales charge was deducted from the value of the investment in Class B and Class C shares, assuming full redemption on March 31, 1995; (c) all recurring fees (including management fees) were deducted; and (d) all dividends and distributions were reinvested. Class B shares will automatically convert to Class A shares, on a quarterly basis, beginning approximately seven years after purchase. This conversion feature is not reflected in the graph.

The bond index is a weighted index comprised of securities issued or backed by the U.S. government, its agencies and instrumentalities with a remaining maturity of one to thirty years. The mortgage index is comprised of mortgage backed, pass through securities consisting 70% of pass through securities issued by the Government National Mortgage Association and 23% by the Federal Home Loan Mortgage Corporation, 5% by the Federal National Mortgage Association and the balance in a mixture of conventional and Federal
Housing Administration mortgage pools. The bond index and the mortgage index are unmanaged indices and include the reinvestment of all dividends, but does not reflect the payment of transaction costs and advisory fees associated with an investment in the Fund. The securities that comprise the bond index and the mortgage index may differ substantially from the securities in the Fund's portfolio. The bond index and the mortgage index are not the only indices that may be used to characterize performance of government bond funds and other indices may portray different comparative performance.

Directors
Edward D. Beach
Delayne Dedrick Gold
Harry A. Jacobs, Jr.
Lawrence C. McQuade
Thomas T. Mooney
Thomas H. O'Brien
Thomas A. Owens, Jr.
Richard A. Redeker
Stanley E. Shirk

Officers
Lawrence C. McQuade, President
David W. Drasnin, Vice President
Robert F. Gunia, Vice President
Susan C. Cote, Treasurer
S. Jane Rose, Secretary
Deborah A. Docs, Assistant Secretary

Manager
Prudential Mutual Fund Management, Inc.
One Seaport Plaza
New York, NY 10292


Investment Adviser
Prudential Investment Corporation
Prudential Plaza
Newark, NJ 07101

Distributors
Prudential Mutual Fund Distributors, Inc.
Prudential Securities Incorporated
One Seaport Plaza
New York, NY 10292

Custodian
State Street Bank and Trust Company
One Heritage Drive
North Quincy, MA 02171

Transfer Agent
Prudential Mutual Fund Services, Inc.
P.O. Box 15005
New Brunswick, NJ 08906

Independent Accountants
Deloitte & Touche LLP
Two World Financial Center
New York, NY 10281

Legal Counsel
Shereff, Friedman, Hoffman & Goodman
919 Third Avenue
New York, NY 10022

Prudential Mutual Funds
One Seaport Plaza
New York, NY 10292
Toll Free (800) 225-1852, Collect (908) 417-7555

This report is not authorized for distribution to prospective investors unless preceded or accompanied by a current prospectus.

744339102
744339201                      MF128E
744339300      (LOGO)          Cat.#642157Z